EXHIBIT 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Senior Vice President, Treasurer & Chief Financial Officer
	609-655-4500	609-655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP DECLARES CASH DIVIDEND OF $0.05 PER COMMON SHARE

Cranbury, NJ - March 17, 2017 - 1ST Constitution Bancorp (NASDAQ: FCCY), parent company of 1ST Constitution Bank, announced that its Board of Directors has declared a cash dividend of $0.05 per common share. The cash dividend will be paid on April 25, 2017 to all shareholders of record of 1ST Constitution Bancorp's common stock as of the close of business on April 3, 2017.

1ST Constitution Bancorp is a financial service organization headquartered in Cranbury, New Jersey, with approximately $1.0 billion in assets and $850 million in deposits.  1ST Constitution Bank provides financial services to retail, corporate and small business customers through its 19 branch banking offices located in Bergen, Middlesex, Monmouth, Mercer and Somerset Counties in New Jersey. For additional information about 1ST Constitution, visit our website at www.1STCONSTITUTION.com, or call 609-655-4500.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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